AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of October 16, 1997, by and among ADAC LABORATORIES, a California corporation ("ADAC"), Specialized Medical X-Ray, Inc., a California corporation ("SMX"), J&J Medical Imaging Systems, Inc., a California corporation ("J&J"), Southern Cats, Inc., a California corporation ("SCI"), Richard Stockton, Edward Manubay, James Karlen and Joseph Marino (collectively the "Shareholders"). SMX, J&J and SCI are referred to herein individually as a "Company" and collectively as the "Companies".

                              RECITALS

        A. ADAC, the Companies and the Shareholders intend to effect tax-free reorganizations in which ADAC will acquire substantially all of the assets of the Companies solely in exchange for shares of the common stock, no par value, of ADAC ( the "ADAC Common Stock") in accordance with the terms of this Agreement (the "Acquisition").

        B. It is intended that the Acquisition qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        C. This Agreement has been adopted and approved by the Boards of Directors and the Shareholders of the Companies.

        NOW, THEREFORE, in consideration of the mutual agreements and premises contained herein, ADAC, Sub, the Company and the Shareholders agree as follows:

                   SALE OF ASSETS AND RELATED TRANSACTIONS

        1.1 Assets. On the terms and subject to the conditions of this Agreement, and except as provided in Section 1.2, the Companies shall transfer, convey and assign (or cause to be transferred, conveyed and assigned) to ADAC, at the Closing, and ADAC shall purchase and acquire from the Companies, all of the Companies' right, title and interest in all rights, assets and properties, of every kind and description, tangible and intangible, wherever located, that are in each case, directly or indirectly, owned or used by the Companies in their businesses, together with all accrued benefits and rights attaching thereto, including those rights, properties and assets listed on Exhibit A. The rights, properties and assets that are to be transferred, conveyed and assigned to ADAC are hereinafter referred to as the "Assets".

        1.2   Excluded Assets.   Notwithstanding anything contained in
Section 1.1 or elsewhere in this Agreement to the contrary, there are expressly excluded from the rights, properties and assets being acquired, the shares of capital stock of J&J and SMX owned by SCI and the notes receivable and accrued interest thereon executed by Messrs. Bear, Stockton, Manubay, and Sterba in the aggregate principal amount of $60,000 (such assets, the "Excluded Assets").

        1.3 Liabilities Being Assumed. Simultaneously with the transfer, conveyance and assignment to ADAC of the Assets, ADAC shall assume the Liabilities of the Companies that are listed on Exhibit B (the `Assumed Liabilities").

        1.4   Excluded Liabilities.   Notwithstanding anything to the
contrary in Section 1.3 or elsewhere in this Agreement, ADAC shall not assume any of the following Liabilities (the "Excluded Liabilities"):

        (a) any Liabilities arising out of any claims brought by either of Rudy Ryskey or Dan Bear against the Companies or any of the Shareholders;

        (b) any Liabilities arising out of any Taxes arising out of the conduct of the businesses of the Companies; and

        (c) any Liabilities arising out of compensation paid or payable to any employees, agents, contractors or consultants to the Companies for services rendered prior to the Closing to the extent not reflected in the September 30, 1997 Financial Statements;

        (d) any Liability under any motor vehicle leases for non-commercial vehicles leased by the Companies;

        (e) any Liability for accrued rent or any other obligations of the Companies under the existing lease for the premises occupied by the Companies; and

        (f) any Liability of the Companies or any Shareholder to the Small Business Adminstration or the Money Store Corporation in relation to the leased premises referred to in Section 4.8 below or otherwise.

                                 PURCHASE PRICE

        2.1   Purchase Price.

        (a) The aggregate purchase price (the "Purchase Price") to be paid to the Companies for the Assets and the Non-Compete Agreements described in Article 11 hereof shall be $2,700,000, subject to adjustment as provided in paragraph (b) and Article 10 below. The Purchase Price shall be paid in shares of ADAC Common Stock. The aggregate number of shares of ADAC Common Stock to be issued in the Acquisition shall equal (x) $2,700,000, divided by (y) the closing sales price of a share of ADAC Common Stock as reported on the Nasdaq Stock Market on October 16, 1997 (the "Designated ADAC Stock Price").

        (b) The purchase price to be paid to the Companies at the Closing in ADAC Common Stock (the "Initial Purchase Price") shall be $2,430,000, and the remainder of the Purchase Price shall be held back, adjusted and distributed subject to and in accordance with
Article 10 below.

        (c)   The shares of ADAC Common Stock representing the
Initial Purchase Price shall be issued to the Companies as of the Closing Date, and shall be allocated among the Companies in the manner agreed by the Companies, and the Purchase Price shall be allocated between the Assets and the Non-Compete Covenant, which allocations are set forth in Exhibit C.

        (d) No certificates or scrip for fractional shares of ADAC Common Stock shall be issued, but in lieu thereof each Company that would otherwise be entitled to receive a certificate or scrip for a fraction of a share of ADAC Common Stock shall receive from ADAC a cash amount (without interest) equal to the Designated ADAC Stock Price multiplied by the fraction of a share of ADAC Common Stock to which such holder would otherwise be entitled.

        (e) The shares of ADAC Common Stock to be issued in the Acquisition shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act of 1933, as amended, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

        2.2 Tax Consequences. For federal income tax purposes, the Acquisition is intended to constitute a tax-free reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of the applicable United States Treasury Regulations. None of the Companies, any Shareholder or ADAC shall take a position inconsistent with this Section 2.3 on any tax return. The Companies and the Shareholders agree to liquidate the Companies within period of time required by the Code in order for the transactions contemplated hereby to constitute tax-free reorganizations.

                                    CLOSING

        3.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 9 hereof, a closing (the "Closing") shall be held at 1:00 p.m., local time, on Friday, October 24, 1997, or such later date that is not more than five (5) business days after all of the conditions to Closing have been satisfied.

        3.2 Effectiveness. The date of the Closing is referred to herein as the "Closing Date". The transactions contemplated by this Agreement to be taken at the Closing shall be effective as of the close of business on the Closing Date and all references herein to the Closing Date shall be as of the close of business on the Closing Date.

        3.3 Obligations of the Companies. At the Closing, each of the Companies shall deliver to ADAC:

              (a) all customer and supplier lists, books of account, contracts and all records of such Company relating to the Assets, together with all drawings, designs, specifications, plans, instructions, manufacturing data, advertising material and all other technical and sales material of such Company relating to the business of such Company, whether contained in electronic media or otherwise (collectively, the "Books and Records");

               (b)     possession of the Assets;

               (c) all documents of title relating to the Assets;

               (d) a bill of sale in the form attached hereto as Exhibit D (the "Bill of Sale");

               (e) an assignment and assumption agreement in the form attached hereto as Exhibit E (the "Assignment and Assumption
Agreement") with respect to the Assumed Contracts; and

               (f) each of the other agreements and documents contemplated to be delivered by or entered into by such Company as referenced in Article 7 hereof.

        3.4 Obligations of ADAC. On the Closing Date, ADAC shall deliver to the Companies:

               (a) the Initial Purchase Price pursuant to Section
2.1(c); and

               (b) each of the other agreements and documents contemplated to be delivered or entered into by ADAC as set forth in
Article 8 hereof.

         3.5 Passage of Title; Risk of Loss. Legal and equitable title and risk of loss with respect to the Assets shall pass to ADAC on the Closing Date.

      REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SHAREHOLDERS

        Except as set forth in the disclosure schedule delivered to ADAC with this Agreement and signed by the Presidents of the Companies (the "Disclosure Schedule"), the Companies and the Shareholders jointly and severally represent and warrant to ADAC as follows:


        4.1     Organization and Qualification.

                (a) Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Company has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its Assets, to carry on its business as presently conducted and to perform its obligations under all Assumed Contracts. None of the Companies owns or holds, directly or indirectly, any debt or equity securities of, or has any other interest in, any corporation, partnership, joint venture or other entity, and Company has not entered into any agreement to acquire any such interest, except that SCI owns 52% of the issued and outstanding capital stock of J&J.

                (b) Each Company is qualified to do business as a foreign corporation and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect, a list of which jurisdictions is set forth in the Disclosure Schedule.

        4.2     Articles of Incorporation and Bylaws; Records.   Each
Company has delivered to ADAC accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the board of directors of the Company. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

        4.3 Capitalization. The Disclosure Schedule sets forth the authorized and issued and outstanding capital stock of the Companies. The Disclosure Schedule sets forth the names of each Company's shareholders and the number of shares of stock owned of record by each.
 None of the Companies has granted any options, warrants or rights to acquire any capital stock or other securities of the Companies.

        4.4     Financial Statements; Absence of Liabilities.

                (a) Each of the Companies has previously delivered to ADAC unaudited financial statements of such Company for the fiscal year ended December 31, 1996, and for the nine--month period ended September 30, 1997, including a balance sheet and related statements of income and cash flows including the notes thereto (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with the books and records of the Companies and fairly present the financial position of the Companies as of the dates thereof and the results of its operations and cash flows for the periods indicated.

                (b) Except as set forth in the Disclosure Schedule, the Companies have no Liabilities, except for (i) Liabilities that are fully reflected and reserved against in the Financial Statements, and
(ii) Liabilities incurred by the Companies in the ordinary course of business and consistent with past practice since the date of the Financial Statements. All Assumed Liabilities were incurred by the Companies in the ordinary course of business.

        4.5 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule, since September 30, 1997,

                (a) each Company has conducted its business and operations in the ordinary course and there has not been any material adverse change in such Company's business, condition, assets, liabilities, operations, or prospects, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect;

                (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Assets (whether or not covered by insurance);

                (c) there has been no amendment to any Company's articles of incorporation or bylaws, and no Company has effected or been a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                (d) the Companies have not formed any subsidiary or acquired any equity or other interest in any other entity;

                (e) the Companies have not made any capital expenditure which, when added to all other capital expenditures made by the Companies since that date, exceeds $10,000 in the aggregate;

                (f) the Companies have not (i) entered into or permitted any of the Assets to become bound by any Material Contract (as defined in Section 4.10(a)), except that the Companies has renewed various
Material Contracts in the ordinary course of business, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Assumed Contract;

                (g) the Companies have not (i) acquired, leased or licensed any right or other asset from any other person or entity (other than immaterial rights or other immaterial assets acquired, leased or licensed from other persons or entities in the ordinary course of business and consistent with the Companies' past practices),
(ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other person or entity (other than immaterial rights or other immaterial assets disposed of or leased or licensed to other persons or entities in the ordinary course of business and consistent with the Companies' past practices), or (iii) waived or relinquished any right (other than immaterial rights waived or relinquished in the ordinary course of business and consistent with the Companies' past practices);

                (h) the Companies have not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

                (i) the Companies have not made any pledge of any of the Assets or otherwise permitted any of the Assets to become subject to any lien, pledge, charge or other encumbrance;

                (j) the Companies have not (i) lent money to any person or entity, or (ii) incurred or guaranteed any indebtedness for borrowed money;

                (k) the Companies have not changed any methods of accounting or accounting practices in any respect;

                (l)     the Companies have not made any tax election;

                (m) the Companies have not commenced or settled any Legal Proceeding;

                (n) the Companies have not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

                (o) the Companies have not agreed or committed to take any of the actions referred to in clauses "(c)" through "(n)" above.

        4.6 Title to Assets. Except as set forth in the Disclosure Schedule, the Companies own, and have good, valid and marketable title to, all of the Assets purported to be owned by them, including: (i) all assets reflected on the September 30, 1997 Financial Statements
(ii) all assets referred to in Sections  4.7, 4.8 and 4.9 hereof, and
(iii) all of the Companies' rights under the Assumed Contracts. All of the Companies' inventory (spare parts and otherwise) consists of a quality and quantity usable and salable in the ordinary course of business, and the present quantities of such inventory are reasonable in the present circumstances of the Companies' businesses. Upon consummation of the Acquisition, ADAC will acquire good and marketable title to all of the Assets, free and clear of all liens, claims, and other encumbrances, except for any lien for current taxes not yet due and payable. Except for the Excluded Assets, the Assets constitute all of the assets held for use or used primarily in the Companies businesses, are in good condition and repair (ordinary wear and tear excepted) and are adequate to carry on the businesses of the Companies.

        4.7     Accounts Receivable; Customers; Payables.

                (a) Except as set forth in the Disclosure Schedule, all existing accounts and notes receivable of the Companies (i) represent valid and enforceable obligations arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full, without any counterclaim or set off, when due, net of an allowance for doubtful accounts in the amount of $111,063;and (iii) are not, and as of the Closing Date, will not be delinquent more than ninety (90) days in its payment. To the extent
ADAC is unable to collect any such receivables, ADAC will assign those receivables to the Companies for collection and, unless the Companies are able to collect such receivables and pay the amount of such recievables to ADAC in full within ninety (90) days of such assignment, ADAC shall have the right to make a claim against the Holdback in such amount to the extent such amount plus the amount of all other uncollected receivables exceeds the above allowance.

                (b) Since September 30, 1997, the Companies have not received any notice or other communication indicating that any customer intends or expects to cease dealing with the Companies or to effect a material reduction in the volume of business transacted by such Person with the Companies below historical levels.

                (c) Except as set forth in the Disclosure Schedule, all accounts payable and notes payable by any of the Companies to third parties arose and will have arisen in the ordinary course of business, and, except as set forth in the Disclosure Schedule, as of the date hereof, there is, and as of the Closing Date there will be, no such account or note payable delinquent more than ninety (90) days in its payment.

        4.8 Leased Property. The Disclosure Schedule contains (a) an accurate and complete list of all real property leased by any of the Companies, as well as all buildings, structures and material improvements located on such real property and (b) a complete list of all leases pursuant to which the Companies lease personal property.
All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect, and there are no defaults, or events that with the giving of notice or the passage of time or both would constitute an event of default thereunder. The Companies have made available to ADAC true and correct copies of all leases referred to in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, all improvements on any real estate conform to all Legal Requirements, including zoning and building ordinances, and the properties are zoned for the purposes for which they are being used; none of any buildings or structures located on such real property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others nor does any building or structure of third parties encroach upon the real property leased by the Companies. The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease for the premises located at 1137 East Philadelphia Street, Ontario, CA 91761. This lease will be terminated as of the Closing Date without liability to the Companies, and ADAC and the landlords will enter into a new lease for such premises as contemplated in Section 6.10 hereof.

        4.9     Proprietary Assets.

                (a) The Disclosure Schedule sets forth, with respect to each Company Proprietary Asset that has been registered, recorded or filed with any Governmental Body or with respect to which an application has been filed with any Governmental Body, (i) a brief description of such Company Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration, recordation, filing or application. The Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. The Disclosure Schedule identifies and provides a brief description of each Company Proprietary Asset that is owned by any other person or entity and that is licensed to or used by the Company (except for any Company Proprietary Asset that is licensed to the Company under any third party software license that (1) is generally available to the public at a cost of less than $1,000, and (2) imposes no future monetary obligation on the Company) and identifies the license agreement or other agreement under which such Company
Proprietary Asset is being licensed to or used by the Company. Except as set forth in the Disclosure Schedule, the Companies have good, valid and marketable title to all of the Company Proprietary Assets owned by the Companies, free and clear of all liens, claims and other encumbrances, and has a valid right to use all other Company
Proprietary Assets licensed to or used by the Companies in their businesses. Except as set forth in the Disclosure Schedule, the Companies are not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in the Disclosure Schedule, the Company is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Company Proprietary Assets on an exclusive basis (other than Company
Proprietary Assets consisting of software licensed to the Company under third party licenses generally available to the public, with respect to which the Company's rights are not exclusive).

                (b) The Companies have taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary
Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in the Disclosure Schedule, the Companies have not disclosed or delivered or permitted to be disclosed or delivered to any person or entity, and no person or entity (other than the Company) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, to any Company Proprietary Asset.

                (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other person or entity. Except as set forth in the Disclosure Schedule, the Company is not infringing, misappropriating or making any unlawful use of, and the Companies have not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Companies and the Shareholders, except as set forth in the Disclosure Schedule, no other person or entity is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any Company Proprietary Asset.

                (d) Except as set forth in the Disclosure Schedule: (i) each Company Proprietary Asset conforms with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Companies; and
(ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset does not conform with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Companies, and, to the best of the knowledge of the Companies and the Shareholders, there is no basis for any such claim. The Companies are not required under generally accepted accounting principles to establish reserves on their financial statements to cover any costs associated with any obligations that the Companies may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

                (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Companies to conduct their businesses in the manner in which such businesses have been conducted.
 Except as set forth in the Disclosure Schedule, (i) the Companies have not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Companies have not entered into any covenant not to compete or contract limiting their ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

                (f) All current and former employees of the Companies, and all current and former consultants and independent contractors to the Companies, have executed and delivered to the Company written agreements (containing no exceptions to or exclusions from the scope of their coverage) that convey to the Companies all right, title and interest in any inventions developed by such parties that form a part of the Company Proprietary Assets.

                (g) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not breach, violate or conflict with any instrument or agreement governing any Company Proprietary Assets, and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Proprietary Asset.

        4.10    Contracts.

                (a) Except as set forth in the Disclosure Schedule, the Companies are not a party to (each such Company Contract, a "Material Contract"):

                        (i) any material Contract relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor;

                        (ii) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                        (iii) any Contract imposing any restriction on any Company's right or ability (A) to compete with any other person or entity, (B) to acquire any product or other asset or any services from any other person or entity, to sell any product or other asset to or perform any services for any other person or entity or to transact business or deal in any other manner with any other person or entity, or (C) to develop or distribute any technology;

                        (iv) any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                        (v) any Contract relating to the acquisition, issuance or transfer of any securities;

                        (vi) any Contract creating or relating to the creation of any lien, charge, pledge or other encumbrance with respect to any Asset;

                        (vii) any Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity, any right of contribution or any surety arrangement;

                        (viii) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                        (ix) any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 4.19);

                        (x) any Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Company and any contractor or subcontractor to any Governmental
Body);

                        (xi) any Contract entered into outside the ordinary course of business or inconsistent with any Company's past practices;

                        (xii) any Contract that has a term of more than 60 days and that may not be terminated by the applicable Company (without penalty) within 60 days after the delivery of a termination notice by such Company; and

                        (xiii) any Contract (not otherwise identified in clauses "(i)" through "(xii)" of this sentence) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or
(B) the performance of services having a value in excess of $10,000 in the aggregate.

                (b) The Companies have delivered to ADAC accurate and complete copies of all Material Contracts, including all amendments thereto. Each Material Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Companies are not in default under any Company Contract, no default has occurred that with notice, the passage of time or both would constitute an event of default thereunder, and to the best knowledge of the Companies and the Shareholders, the other parties thereto are not in default thereunder.

        4.11 Compliance with Legal Requirements. The Companies are, and at all times since December 31, 1994 have been, in compliance with all applicable Legal Requirements. Since December 31, 1994, the Companies have not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

        4.12 Governmental Authorizations. The Disclosure Schedule identifies each material Governmental Authorization held by the Companies, and the Companies have delivered to ADAC accurate and complete copies of all such Governmental Authorizations. Such Governmental Authorizations are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Companies to conduct their businesses in the manner in which they are currently being conducted. The Companies are, and at all times since December 31, 1994 have been, in compliance with the terms and requirements of such Governmental Authorizations. Since December 31, 1994, the Companies have not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        4.13 Tax Matters. All Tax Returns required to be filed by or on behalf of the Companies with any Governmental Body (the "Company Returns") (i) have been or will be filed when due, and (ii) have been, or will be when filed, prepared accurately and completely in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due have been paid, and the Companies have withheld all amounts required to be withheld by or on their behalf.
The Companies have delivered to ADAC accurate and complete copies of all Company Returns filed since December 31, 1991. There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Except as set forth in the Disclosure Schedule, since December 31, 1991, (i) no Governmental Body has asserted any claim or otherwise made any allegation that the Companies have failed or may have failed to pay any sales tax, use tax or similar Tax, and (ii) the Companies have not engaged in any discussions or negotiations with any Governmental Body, and has not sent any written communication to or received any written communication from any Governmental Body, in connection with any possible failure on the part of the Company to pay any sales tax, use tax or similar Tax.

        4.14    Employee and Labor Matters; Benefit Plans.

                (a) The Disclosure Schedule contains a list of all salaried employees of the Companies as of the date of this Agreement, and correctly reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Companies are not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

                (b) There is no employee of the Companies who is not fully available to perform work because of disability or other leave.

                (c) The Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (individually referred to as a "Plan" and collectively referred to as the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company.

                (d) Except as set forth in the Disclosure Schedule, the Companies do not maintain, sponsor or contribute to, and the Companies have not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended
("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of the Company (a "Pension Plan").

                (e) The Companies do not maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of the Company (a "Welfare Plan") except for those Welfare
Plans described in Disclosure Schedule, none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

                (f) The Companies are in compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, employee compensation, wages, bonuses and terms and conditions of employment. The Companies have paid all sums due and owing all employees and independent contractors of the Companies for all periods ending on or prior to the Closing Date or has made an appropriate reserve therefor in the September 30, 1997 Financial
Statements, and have properly withheld all Taxes therefrom. Each employee, agent and contractor to the Companies is authorized under the Immigration Reform and Control Act of 1986 to lawfully work in the United States.

        4.15 Litigation and Claims. Except for the Rysky, Bear and Madison Radiology suits (the "Suits"), there is no examination, review, investigation, arbitration, suit, litigation or other proceeding (a "Legal Proceeding") pending or threatened by or before any court or Governmental Body in which any Company is a party or otherwise involved or to which any of the business or assets of any Company is subject, nor has any third party made any claim against any Company which could result in any such Legal Proceeding nor, to the best of the Companies' and the Shareholders' knowledge, is there any basis for any such claim or Legal Proceeding. The Companies are not a party to any decree, order or arbitration award (or agreement entered into in any Legal Proceeding) with respect to its properties, assets, personnel or business activities. Except for the Suits, there are no Legal Proceedings pending or, to the knowledge of the Companies, threatened (or any basis therefor known to the Companies) involving the prior employment of any of the Companies' employees, their use in connection with the Companies' business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

        4.16 Environmental Matters. The Companies are and at all times have been in compliance with all applicable Environmental Laws. The Companies possess all permits and other Governmental Authorizations required under applicable Environmental Laws, and the Companies are and at all times have been in compliance with the terms and requirements of all such Governmental Authorizations. The Companies have not received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that any Company is not in compliance with any Environmental Law. To the best of the knowledge of the Companies and the Shareholders, no current or prior owner of any property leased or controlled by the Companies has received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that such current or prior owner or any Company is not or was not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Companies pursuant to Environmental Laws are identified in the Disclosure Schedule.

        4.17 Insurance. The Disclosure Schedule contains an accurate and complete list of each insurance policy maintained by, at the expense of or for the benefit of the Companies and with respect to any claims made thereunder. Each such insurance policy is in full force and effect. Since December 31, 1994, the Companies have not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or
(c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

        4.18 Full Disclosure. This Agreement, the Disclosure Schedule and all other documents delivered by the Companies and the Shareholders to ADAC or its attorneys or agents in connection herewith or in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

        4.19 Related Party Transactions. Except as set forth in the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1994 had, any direct or indirect interest in any Asset; (b) no Related Party is, or has at any time since December 31, 1994 been, indebted to any Company; (c) since December 31, 1994, no Related Party has entered into, or has had any direct or indirect financial interest in, any Assumed Contract; (d) no Related Party is competing, or has at any time since December 31, 1994 competed, directly or indirectly, with the Companies; and (e) no Related Party has any claim or right against the Companies (other than rights to receive compensation for services performed as an employee of any Company). (For purposes of this Section 2.19, each of the following shall be deemed to be a "Related Party": (i) each of the Shareholders; (ii) each individual who is, or who has at any time since December 31, 1994 been, an officer or director of any Company;
(iii) each individual who is, or who has at any time since December 31, 1994 been, a member of the immediate family of any of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than a Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary or equity interest.)

        4.20 Financial Advisor. The Companies and the Shareholders represent and warrant that, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Acquisition or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Companies or any Shareholder.

        4.21 Enforceability. The Companies have the corporate power and authority to execute, deliver and perform each of the Transactional Agreements (as defined below) to which it is or will become a party. The execution and delivery of said Transactional Agreements have been duly and validly authorized by the unanimous vote of the Board of Directors of each Company and by the Shareholders of each Company. No other corporate proceedings on the part of the Company is necessary to authorize the Company's execution, delivery and performance by the Companies of their obligations under the Transactional Agreements.
Said Transactional Agreements (a) have been (or will be) duly executed and delivered by duly authorized officers of the Companies and (b) constitute (or, when executed by the Companies, will constitute) legal, valid and binding obligations of the Companies enforceable against them in accordance with their terms. For purposes of this Agreement,
(i) "Transactional Agreements" means this Agreement and each of the other agreements and documents referred to in Articles 3 and 7 hereof; and (ii) "Transactions" means (A) the execution, delivery and performance of the respective Transactional Agreements and (B) each of the transactions contemplated by or otherwise referred to in any of the Transactional Agreements.

        4.22 Governmental Consents; No Conflicts. Except as set forth in the Disclosure Schedule, there is no requirement applicable to any Company to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Body as a condition to the lawful consummation of any of the Transactions. The Company does not know of any reason why any required permit, authorization, consent or approval will not be obtained. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of any of the Transactions will
(a) conflict with, violate or result in any breach of any provision of the Articles of Incorporation or Bylaws (or comparable charter documents) of the Companies, (b) result in a default (or with notice or lapse of time or both would result in a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or require the Company to make any material payment or become subject to any liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any Contract, (c) result in the creation of any liens, charges or encumbrances on any of the assets of the Company or (d) conflict with or violate any law, statute, rule, regulation, judgment, order, writ, injunction, decree or arbitration award applicable to the Companies or any of their assets.

                                     5

                       REPRESENTATIONS AND WARRANTIES OF ADAC

        ADAC represents and warrants to the Companies and the Shareholders as follows:

        5.1     SEC Filings; Financial Statements.

                (a) ADAC has delivered to the Companies accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by ADAC with the SEC between September 30, 1996 and the date of this Agreement (the "ADAC SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the ADAC SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the ADAC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                (b) The consolidated financial statements contained in the ADAC SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of ADAC and its subsidiaries as of the respective dates thereof and the consolidated results of operations of ADAC and its subsidiaries for the periods covered thereby.

        5.2 Authority; Binding Nature of Agreement. Subject to the requisite approval by the ADAC Board of Directors, ADAC has the corporate power and authority to perform its obligations under this Agreement. No vote of ADAC's stockholders is needed to approve the Merger. Subject to the foregoing, this Agreement constitutes the legal, valid and binding obligation of ADAC, enforceable against it in accordance with its terms.

        5.3 Valid Issuance. The ADAC Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

        5.4 Financial Advisor. ADAC represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of ADAC.

                                       6

                  CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;
                               ADDITIONAL AGREEMENTS

        6.1     Information and Access.

                (a) During the period from the date of this Agreement through the Closing Date (the "Pre-Closing Period"):

                        (i) the Companies shall afford, and shall cause the independent auditors, counsel and other advisors and representatives (collectively, "Representatives") of the Companies to afford, to ADAC and to ADAC's Representatives, reasonable access to the properties, books, records (including filed Tax Returns, Tax Returns in preparation and the audit work papers and other records of the independent auditors of the Companies) and personnel of the Companies in order that ADAC and ADAC's Representatives may have a full opportunity to make such investigation as ADAC reasonably desires to make of the Company;

                        (ii) the Companies shall permit ADAC and ADAC's Representatives to make such reasonable inspections of the Companies and their operations as ADAC may reasonably require from time to time;
and

                        (iii) the Companies shall furnish ADAC and ADAC's Representatives with, and shall cause the Companies' Representatives to furnish ADAC with, such financial and operating data and other information with respect to the business and properties of the Companies as ADAC or its counsel may reasonably request from time to time.

                (b) Without limiting the generality of Section 6.1(a), during the period from the date of this Agreement through the Closing Date, the Companies shall promptly provide ADAC with copies of:

                        (i) all material operating and financial reports prepared by the Companies for its senior management, including copies of the unaudited monthly balance sheets of the Companies and the related unaudited monthly statements of operations, changes in financial position and changes in shareholders' equity (with copies of such monthly financial statements to be delivered to ADAC no later than the 20th day after the last day of the month to which they relate);

                        (ii)    any written materials or written
communications sent by the Company to its shareholders generally in connection with their status as such; and

                        (iii) any notice, report or other document filed with or sent to any Governmental Authority in connection with any of the Transactions.

                (c)     No investigation by ADAC or any of its
Representatives pursuant to this Section 6.1 shall limit or otherwise affect any representations or warranties of the Companies or any condition to any obligation of ADAC.

        6.2     Conduct of Business of the Companies.

                (a) Except as provided in Section 6.2(b), during the Pre-Closing Period, (i) the Companies shall conduct their business in the ordinary and usual course consistent with past practice and (ii) the Companies shall use their best efforts to maintain and preserve intact their business organizations, to keep available the services of their officers and employees and to maintain satisfactory relations with lessors, suppliers, contractors, distributors, customers and others having business relationships with the Companies.

                (b)     During the Pre-Closing Period,

                        (i) the Companies shall keep in full force all insurance policies identified in the Disclosure Schedule;

                        (ii) the Companies shall (to the extent requested by ADAC) cause its officers to report regularly (but in no event less frequently than weekly) to ADAC concerning the status of the Companies' businesses;

                        (iii) the Companies shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                        (iv) the Companies shall not sell, issue or authorize the issuance of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security;

                        (v)     none of the Companies nor any of the
Shareholders shall amend or permit the adoption of any amendment to the Companies' articles of incorporation or bylaws, or effect or permit the Companies to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                        (vi) the Companies shall not form any subsidiary or acquire any equity interest or other interest in any other entity;

                        (vii) the Companies shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Companies during the Pre-Closing Period, do not exceed $5,000 in the aggregate (for purposes hereof, purchases of equipment held for sale shall not be deemed capital expenditures);

                        (viii) the Companies shall not (i) enter into or become bound by, or permit any of the Assets to become bound by, any Material Contract or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

                        (ix) the Companies shall not (A) acquire, lease or license any right or other asset from any other Person, (B) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (C) waive or relinquish any right, except for immaterial assets acquired, leased, licensed or disposed of by the Companies pursuant to Contracts that are not Material Contracts;

                        (x) the Companies shall not (A) lend money to any person or entity, or (B) incur or guarantee any indebtedness;

                        (xi) the Companies shall not (A) establish, adopt or amend any Employee Benefit Plan, (B) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (C) hire more any new employees.

                        (xii) the Companies shall not change any of their methods of accounting or accounting practices in any respect;

                        (xiii)  the Companies shall not make any Tax election;

                        (xiv) the Companies shall not commence or settle any Legal Proceeding, which could have an adverse effect on the businesses being acquired or on ADAC, or its business, properties or assets;

                        (xv) the Companies shall not enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with its past practices; and

                        (xvi) the Companies shall not agree or commit to take any of the actions described in clauses "(iii)" through "(xv)" of this Section 6.2.

        6.3     Notification; Updates to Disclosure Schedule.

                (a) During the Pre-Closing Period, the Companies shall promptly notify ADAC in writing of:

                        (i) the discovery by any Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by any Company or any of the Shareholders in this Agreement;

                        (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Companies or any of the Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                        (iii) any breach of any covenant or obligation of the Companies or any of the Shareholders; and

                        (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Articles 7 or 8 impossible or unlikely.

                (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Companies shall promptly deliver to ADAC an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Companies or any of the Shareholders in this Agreement, or (ii) determining whether any of the conditions set forth in Article 8 have been satisfied.

        6.4     Negotiation With Others.

                (a) During the Pre-Closing Period, the Companies shall not, and shall not authorize or permit any of their respective officers, directors or employees, directly or indirectly, to (i) solicit, initiate or knowingly encourage or induce the making of any Acquisition Transaction, (ii) furnish information regarding the Companies in connection with an Acquisition Proposal or potential Acquisition Transaction, (iii) negotiate or engage in discussions with any third party with respect to any Acquisition Transaction, (iv) approve, endorse or recommend any Acquisition Transaction or (v) enter into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Transaction or contracts with advisors or consultants.

                (b) During the Pre-Closing Period, none of Shareholders shall, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce the making of any Acquisition Transaction, (ii) furnish information regarding the Companies in connection with an Acquisition Transaction or potential Acquisition Transaction, (iii) negotiate or engage in discussions with any third party with respect to any Acquisition Transaction, (iv) approve, endorse or recommend any Acquisition Transaction or (v) enter into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Transaction or contracts with advisors or consultants.
Each Shareholder represents and warrants to ADAC that it has adopted and approved the reorganization contemplated hereby and has voted all shares of capital stock of the Companies owned by it in favor of the Acquisition.

                (c) The Companies shall immediately cease and cause to be terminated any discussions or negotiations with any parties existing as of the date of this Agreement and that relate to any Acquisition Transaction.

        6.5 Additional Agreements. The Companies and each Shareholder agree to use their best efforts to take, or cause to be taken, all actions necessary to consummate the Acquisition and make effective the other Transactions. Without limiting the generality of the foregoing, the Companies shall use all commercially reasonable efforts to obtain the consent and approval of each Governmental Body, lessor or other person whose consent or approval is required (by virtue of any contractual provision or Legal Requirement or otherwise) in order to permit the consummation of the Acquisition or any of the other Transactions or in order to enable ADAC to conduct the businesses of the Companies in the manner in which such businesses are currently being conducted.

        6.6 Public Announcements. During the Pre-Closing Period, none of the Companies nor any of the Shareholders shall (and the Companies shall not permit any of their representatives to) issue any press release or make any public statement regarding this Agreement or the Acquisition, or regarding any of the other transactions contemplated by this Agreement, without ADAC's prior written consent. During the Pre-Closing Period, ADAC will consult with the Companies prior to issuing any press release or making any public statement regarding the Acquisition (unless ADAC reasonably determines that ADAC is required, by virtue of any applicable Legal Requirement, to issue any such press release or make any such public statement under circumstances that make it infeasible or impractical to consult with the Companies).

        6.7 Employment Agreements. Each of Messrs. Stockton and Manubay, on the one hand, and Messrs. Karlen and Marino, on the other hand, shall execute and deliver to ADAC, on or prior to the Closing Date, Employment Agreements substantially in the forms attached hereto as Exhibits F-1 and F-2.

        6.8 Continuity of Interest Certificates. Each Shareholder shall execute and deliver to ADAC, as promptly as possible after the execution of this Agreement, a Continuity of Interest Certificate in the form attached hereto as Exhibit G.

        6.9 Tax Certificates. The Companies shall deliver to ADAC's counsel a tax certificate substantially in the form attached hereto as Exhibit H (the "Company Tax Certificate"). ADAC shall deliver to the Companies' counsel a tax certificate substantially in the form attached hereto as Exhibit I (the "ADAC Tax Certificate").

        6.10 Lease. ADAC and the landlord of the premises currently occupied by the Companies shall execute a lease in the form of Exhibit J attached hereto (the "Lease").

        6.11 Registration Statement. As soon as practicable but no later than 120 days following the Closing Date, ADAC shall prepare and cause to be filed with the SEC a Registration Statement on Form S-3 to register all of the shares of ADAC Common Stock to be issued to the Companies in the Acquisition. ADAC shall use its best efforts to cause such registration statement to become effective as soon as practicable after the filing thereof.

                                     7

                    CONDITIONS PRECEDENT TO OBLIGATIONS OF ADAC

        The obligations of ADAC to effect the Acquisition and to otherwise consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions:

        7.1 Representations and Warranties Accurate. The representations and warranties of the Companies and the Shareholders contained in this Agreement and in each of the other instruments and documents delivered to ADAC in connection with the transactions contemplated hereby shall have been accurate in all respects as of the date of this Agreement. The representations and warranties of the Companies and the Shareholders contained in this Agreement and in each of the other instruments and documents delivered to ADAC in connection with the transactions contemplated hereby shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date.

        7.2     Compliance With Covenants.  The Companies and the
Shareholders shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be performed by them on or prior to the Closing Date.

        7.3 Consents. All consents required to be obtained in connection with the Acquisition and the other transactions contemplated by this shall have been obtained and shall be in full force and effect.

        7.4 Agreements and Documents. ADAC and the Companies shall have received the following agreements and documents, each of which shall be in full force and effect:

                (a) Companies' Investment Certificate in the form of Exhibit K, dated as of the date hereof, executed by each of the Companies and the Shareholders;

                (b) Employment Agreements in the form of Exhibit F-1 and F-2, executed by Messrs. Stockton and Manubay, and Messrs. Karlen and Marino, respectively;

                (c) Continuity of Interest Certificates in the form of Exhibit G, executed by each Company and Shareholder;

                (d) a legal opinion of counsel to the Companies, dated as of the Closing Date, in the form to be agreed by counsel for the Companies and ADAC;

                (e) a certificate executed by each Company and the Shareholders and containing the representation and warranty of each that each of the representations and warranties set forth in Section 4 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.6 and 7.9 have been duly satisfied (the " Closing Certificate");

        7.5 Employees. At least 95% of the employees of the Companies shall have accepted employment with ADAC contingent upon the closing of the Acquisition.

        7.6 No Material Adverse Change. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance or prospects of any of the Companies since the date of this Agreement.

        7.7 Exempt Transaction. The issuance of the ADAC stock to the Shareholders in the Acquisition shall be exempt from the registration requirements of the Securities Act of 1933, as amended.

        7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Acquisition that makes consummation of the Acquisition illegal.

        7.9 No Legal Proceedings. No person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Acquisition or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Acquisition or any of the other transactions contemplated by this Agreement.

        7.10 Confidentiality and Nondisclosure Agreements. Each employee of the Companies who will become an employee of ADAC following the Acquisition shall have executed and delivered to ADAC ADAC's standard form of Nondisclosure and Inventions Agreement.

        7.11 Lease. ADAC and the appropriate landlord shall have executed the Lease, and the previous leases and subleases for the underlying property shall have been terminated.

        7.12 Bulk Sales. ADAC shall have determined that all filings, publications and notification requirements set forth in the Bulk
Transfers division of the California Uniform Commercial Code have been complied with or that such requirements are not applicable to the transactions described by this Agreement or the parties shall have waived such actions.

                                    8

     CONDITIONS PRECEDENT TO THE COMPANIES' AND THE SHAREHOLDERS' OBLIGATIONS

        The obligations of the Companies and the Shareholders to effect the Acquisition and otherwise consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions:

        8.1 Representations and Warranties Accurate. The representations and warranties of ADAC contained in this Agreement and in each of the other instruments and documents delivered to the Companies and the Shareholders in connection with the transactions contemplated hereby shall have been accurate in all material respects as of the date of this Agreement. The representations and warranties of ADAC contained in this Agreement and in each of the other instruments and documents delivered to the Companies and the Shareholders in connection with the transactions contemplated hereby shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date.

        8.2 Compliance With Covenants. ADAC shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be performed by ADAC on or prior to the Closing Date.

        8.3 Certificate. ADAC shall have delivered to the Companies and the Shareholders a certificate of an executive officer of ADAC evidencing compliance with the conditions set forth in Sections 8.1 and 8.2.

        8.4 Legal Opinion. The Companies shall have received an opinion of counsel to ADAC, dated the Closing Date, in a form to be agreed by counsel for the Companies and ADAC.

        8.5 Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of the Acquisition or any of the other Transactions shall have been entered by any court or Governmental Body.

                                      9

                          TERMINATION OF AGREEMENT

        9.1     Termination.

                (a) This Agreement may be terminated prior to the Effective Time:

                        (i) by mutual written consent of the respective Boards of Directors of ADAC and the Companies;

                        (ii) by either ADAC or SCI if the Acquisition shall not have been consummated by November 30, 1997 (unless the failure to consummate the Acquisition is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

                        (iii) by either ADAC or SCI if a court of competent jurisdiction or Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition;

                (b) This Agreement may be terminated prior to the Closing Date:

                        (i) by ADAC if any of the Companies' or the Shareholders' representations and warranties contained in this Agreement shall be or shall have become materially inaccurate as of the date of this Agreement, or if any of the Companies' or the Shareholder' covenants contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in the Companies' or the Shareholders' representations and warranties or a breach of a covenant by the Companies or the Shareholders' is curable, the Companies and/or the Shareholders shall have ten days to cure such breach; or

                        (ii) by SCI if any of ADAC's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate as of the date of this Agreement, or if any of ADAC's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in ADAC's representations and warranties or a breach of a covenant by ADAC is curable by ADAC, ADAC shall have ten days to cure such breach.

        9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this
Section 9.2, Section 9.3 and Section 11.9 shall survive the termination of this Agreement and shall remain in full force and effect and
(ii) the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.

        9.3 Fees and Expenses. Each of ADAC, the Companies and the Shareholders shall bear its own expenses in connection with the preparation, negotiation, execution and performance of this Agreement, the Acquisition and the Transactions.

                                       10

                             INDEMNITY AND HOLDBACK

        10.1 Agreement to Indemnify. The Companies and the Shareholders hereby jointly and severally agree to indemnify and hold ADAC and its affiliates, and each of their respective officers, directors, employees and agents, harmless from and against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation ("Losses"), incurred by any of them as a result of (i) any inaccuracy or breach of a representation or warranty of the Companies or the Shareholders, (ii) any failure of the Companies or the Shareholders to perform or comply with any covenant contained herein to be complied with by them, or (iii) any Liability of the Companies, except to the extent such Liability constitutes an Assumed Liability.

        10.2 Holdback Amount. On the Closing Date, ADAC shall withhold an aggregate of ten percent (10%) of the ADAC Common Stock (the
"Holdback Common Stock") being delivered pursuant to Article 2 hereof, and the Companies shall deliver to ADAC endorsed stock powers (the
"Stock Powers") in blank for the Holdback Common Stock. ADAC shall hold the Holdback Common Stock until the date specified in Section 10.8 (the "Holdback Period").

        10.3 Voting of Shares. During the Holdback Period, the record owners of the shares of Holdback Common Stock shall be entitled to exercise all voting rights with respect to such shares of Holdback
Common Stock. Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any shares of Holdback Common Stock held by ADAC shall not be distributed to the record owner of such shares, but rather shall be held by ADAC. At the time any shares of Holdback Common Stock are released by ADAC, any cash, securities or other property previously distributed in respect of or in exchange for such shares shall be released by ADAC to such person.

        10.4 Transferability; Fractional Shares. The interests of the record owners in the Holdback Common Stock shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until ADAC shall have received written notice of such transfer. No fractional shares of Holdback Common Stock shall be retained in or released pursuant to this Article 10. In connection with any release of shares of the Holdback Common Stock, ADAC shall be permitted to "round down" or to follow such other rounding procedures as ADAC reasonably determines to be appropriate in order to avoid retaining any fractional share and in order to avoid releasing any fractional share.

        10.5 Claim Notice. If ADAC determines in good faith that (i) there has been a possible breach by the Companies or any Shareholder of any representation, warranty, covenant or other provision set forth in this Agreement or any agreement or instrument delivered pursuant hereto; (ii) any breach of any covenant or obligation of the Companies or any of the Shareholders; or (iii) there is a reasonable likelihood of ADAC incurring any other Losses covered by Section 10.1, and if ADAC wishes to make a claim against the Holdback Common Stock with respect to any matter set forth in clause "(i)," "(ii)," or "(iii)" above, then ADAC may deliver to Mr. Rick Stockton, as agent (the "Agent") for the persons or entities entitled to the Holdback Common Stock a certificate signed by one or more of its officers (a "Claim Notice") setting forth the claim and the amount of the claim (the "Claim Amount"), with a copy to the Company's counsel. No Claim Notice may be issued following the Expiration Date.

        10.6 Response Notice. Within thirty (30) days after the delivery of a Claim Notice to the Agent, the Agent shall deliver to ADAC a written notice (the "Response Notice") containing:

                (a) instructions to the effect that shares of Holdback Common Stock having a Stipulated Value (as defined below) equal to the entire Claim Amount set forth in such Claim Notice are to be released to ADAC; or

                (b) instructions to the effect that shares of Holdback Common Stock having a Stipulated Value equal to a specified portion
(but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released to ADAC, together with a statement that the remaining portion of such Claim Amount is being disputed;

                (c) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed; or

                (d) if the Claim Notice relates to a third party claim and the Agent, on behalf of the persons or entities entitled to the Holdback Common Stock, desires to defend, indemnify and hold harmless
ADAC against the underlying claim, has executed an agreement to that effect with ADAC and posted any security deemed reasonably necessary by ADAC and has actually assumed the defense of such claim by such date, instructions to the effect that the shares of Holdback Common Stock that would otherwise by released to ADAC with respect to such claim shall continue to be retained by ADAC in accordance with the other provisions hereof as if the Claim Notice with respect to such third party claim had not been made. Agent shall reimburse ADAC for reasonable costs of providing assistance in such litigation as requested by Agent. ADAC shall have the right to participate, at its own expense, in the defense of any such third party claim, and, to the extent any settlement of such claim could reasonably be expected to have an adverse effect on ADAC or its business, properties or assets, or requires any action on the part of ADAC, shall have the right to consent to any settlement thereof.

If no Response Notice is received by ADAC from the Agent within thirty
(30) days after the delivery of a Claim Notice to the Agent, then the Companies shall be deemed to have given instructions that shares of Holdback Common Stock having a Stipulated Value equal to the entire Claim Amount set forth in such Claim Notice are to be released to ADAC.

        10.7    Release of Shares to ADAC.

                (a) If the Agent gives (or is deemed to have given) instructions that shares of Holdback Common Stock having a Stipulated Value equal to the entire Claim Amount set forth in a Claim Notice are to be released to ADAC, then ADAC shall be authorized to use the Stock Powers to transfer to ADAC shares of Holdback Common Stock having a Stipulated Value equal to such Claim Amount.

                (b) If a Response Notice delivered by the Agent in response to a Claim Notice contains instructions to the effect that shares of Holdback Common Stock having a Stipulated Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released to ADAC, then (i) ADAC shall be authorized to use the Stock Powers to transfer to ADAC shares of Holdback Common Stock having a Stipulated Value equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in Section 10.7(c) shall be followed with respect to the remaining portion of such Claim Amount.

                (c) If a Response Notice delivered by the Agent in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in
Section 10.8, ADAC shall continue to hold (in addition to any other shares of Holdback Common Stock permitted to be retained, whether in connection with any other dispute, or otherwise) shares of Holdback Common Stock having a Stipulated Value equal to One Hundred Twenty-Five percent (125%) of the Disputed Amount. Such shares of Holdback Common Stock shall continue to be held until such time as (i) ADAC or the Agent execute a settlement agreement containing instructions regarding the release of such shares, or (ii) ADAC receives a copy of a court order containing instructions to ADAC regarding the release of such shares. ADAC shall thereupon release such shares of Holdback Common Stock in accordance with the instructions set forth in such settlement agreement or court order. (The parties acknowledge that it is appropriate to retain more than One Hundred percent (100%) of the Claim Amount in recognition of the fact that ADAC may have underestimated the aggregate amount of the actual and potential Losses arising from a particular breach.) For purposes of this Article 10, the "Stipulated Value" of each of the shares of Holdback Common Stock held shall be deemed to be equal to the Designated ADAC Stock Price.

                (d) Shares of Holdback Common Stock shall be transferred to ADAC as permitted under this Article 10 on a pro-rata basis from each Company, based on the number of shares of Holdback Common Stock in the name of each Company. Any release of Holdback Common Stock to ADAC shall be an adjustment in and reduction of the consideration due the Companies as set forth in Article 2.

        10.8 Release of Shares to Agent. On the first anniversary of the Closing Date (the "Expiration Date"), ADAC shall release to the Companies or their successors in interest the remaining shares of Holdback Common Stock then held by ADAC, except to the extent any such shares are to be retained by ADAC pursuant to Section 10.7(c).

        10.9 Basket. Notwithstanding anything to the contrary contained herein, ADAC shall have no right to make a claim under this
Section 10 until the aggregate amount of all claims being made by ADAC exceed $25,000, at which point ADAC may assert any and all claims it has under this Section.

                                       11

                                  MISCELLANEOUS

        11.1 Non-Compete. Each Company and each Shareholder hereby agrees that during the period commencing upon the Closing Date and ending two years after the Closing Date, without the prior written consent of ADAC, it shall not, within any state in the United States, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, shareholder or investor of any person: (i) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly or indirectly competes with any product or service designed, developed, manufactured, produced, marketed, sold or provided by ADAC; (ii) solicit or attempt to solicit any person who at the time of such inducement is an employee of ADAC to perform work or services for any other person; or (iii) permit the name of such Company or Shareholder to be used in connection with any business that competes with ADAC.
The foregoing obligations shall terminate in the event ADAC commits a material breach of this Agreement.

        11.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Companies and ADAC at any time; provided, however, that no amendment shall be made which would have a material adverse effect on the Shareholders without the further approval of such Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        11.3 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        11.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business an other purposes of such void or unenforceable provision.

        11.5 Entire Agreement; Counterparts; Applicable Law. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof, including the letter agreement between the parties dated August 7, 1997. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of California as applied to contracts entered into and to be performed entirely within California.

        11.6 Assignability. This Agreement shall be binding upon: the Companies and their respective successors and assigns (if any); the Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and ADAC and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Companies; the Shareholders; ADAC; and the respective successors and assigns (if any) of the foregoing. This Agreement may not be assigned by any party without the prior written consent of all the other parties hereto.

        11.7 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, faxed, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses
(or at such other address for a party as shall be specified by like notice):

        If to ADAC,
        to:              ADAC Laboratories
                         540 Alder Drive
                         Milpitas, California  95035
                         Attention:  Steve Giardina,
                         with a copy to:  Karen L.Masterson

        If to the Companies
        or the Shareholders,
        to:              SCI
                         1137 East Philadelphia Street
                         Ontario, CA  91761

        with a copy to: Goldenring & Prosser
                        6050 Seahawk Street
                        Ventura, CA  93003
                        Attn:  Peter Goldenring

        All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a fax, when the party receiving such fax shall have actually received the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the Business
Day following dispatch and (d) in the case of mailing, on the fifth
Business Day following such mailing.

        11.8    Cooperation.   Each of the Companies, the Shareholders and
ADAC agrees to cooperate fully with the other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

        11.9 Confidentiality. The parties hereby agree that all information about the other that is or was obtained pursuant to this Agreement or the letter agreement dated August 7, 1997, shall be deemed confidential and shall not be disclosed to any other party except as contemplated hereby and such information will not be used for any purpose except evaluating the desirability of the Acquisition. The foregoing shall not apply however to information (i) known to a party prior to such disclosure to such party, (ii) information that become generally available to the public or to a party without confidentiality restrictions after the date hereof, and (iii) required to be disclosed by law or court order. Without limiting the generality of the foregoing, on and at all times after the Closing Date, each Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Shareholder's possession that relates to the businesses of the Companies or ADAC.

        11.10 Survival of Representations and Warranties and Indemnity. The representations and warranties made by and the indemnity given by the Companies and the Shareholders in this Agreement and the other agreements and instruments delivered pursuant hereto shall survive the Closing and shall expire on the Expiration Date, provided that any of the foregoing relating to Taxes shall survive for the applicable statute of limitations period, and provided further that if at any time prior to the Expiration Date, ADAC delivers to the Agent a Claim Notice then the claim asserted in such notice shall survive the Expiration
Date until such time as such claim is fully and finally resolved. The representations and warranties of ADAC shall expire on the Closing
Date.

        11.11   Certain Terms.  As used in this Agreement:

                (a) "Acquisition Transaction " shall mean any proposal (other than any proposal by ADAC) regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Companies;
(ii) any sale, lease, exchange, transfer or other disposition of the assets of the Companies constituting more than 10% of the consolidated assets of the Companies or accounting for more than 10% of the consolidated revenues of the Companies in any one transaction or in a series of related transactions; and (iii) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any person involving more than 10% of the outstanding shares of the capital stock of the Companies.

                (b) "Assumed Contracts" shall mean Company Contracts listed in Exhibit A.

                (c) "Company Contract" shall mean any Contract: (a) to which any Company is a party; (b) by which any Company or any of its assets is or may become bound or under which the Companies have, or may become subject to, any obligation; or (c) under which any of the Companies have or may acquire any right or interest.

                (d) "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Companies or otherwise used by the Companies.

                (e) "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

                (f) "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

                (g) "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                (h) "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

                (i) "Governmental Body" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal.

                (j) The words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                (k) "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

                (l) "Liabilities" shall mean obligations and claims of any nature, whether known or unknown, absolute, contingent or otherwise, and whether due or to become due.

                (m) "Material Adverse Effect" shall mean a material adverse effect on the business, operations, results, financial condition, assets or prospects of the Companies other than as a result
(i) general economic or industry conditions, or (ii) the performance by the Companies of their obligations, or the exercise by ADAC of its rights under this Agreement (a "Material Adverse Effect").

                (n) "Materials of Environmental Concern" shall include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or in the future regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

                (o)     "Person" refers to any (i) individual,
(ii) corporation, partnership, company or other entity, or
(iii) Governmental Body.

                (p) "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

                (q) "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

                (r) "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        11.12 Titles. The titles and captions of the Articles and Sections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

        11.13 Articles, Sections and Exhibits. Except as otherwise indicated, all references in this Agreement to "Articles," "Sections" and "Exhibits" are intended to refer to Articles and Sections of this Agreement and Exhibits to this Agreement.

        IN WITNESS WHEREOF, the parties hereby have executed this Agreement and Plan of Reorganization as of the date first above written.

                                   "ADAC"

                                    ADAC LABORATORIES,
                                    a California corporation


                                    By:
                                            ---------------------------

                                            ---------------------------
                                            [Print name and title]


                                    the "Companies"

                                    SOUTHERN CATS, INC., a California
                                    corporation

                                     By:
                                            ---------------------------

                                            ---------------------------
                                            [Print name and title]

                                    SPECIALIZED MEDICAL X-RAY, INC., a
                                    California corporation

                                     By:
                                            ---------------------------

                                            ---------------------------
                                            [Print name and title]


                                    J&J MEDICAL IMAGING SYSTEMS, INC.,
                                    a California corporation


                                    By:
                                            ---------------------------

                                            ---------------------------
                                            [Print name and title]

                                    the "Shareholders"


                                            ---------------------------
                                             Rick Stockton


                                            ---------------------------
                                             Ed Manubay


                                            ---------------------------
                                             James Karlen


                                            ---------------------------
                                             Joseph Marino